Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

NeuBase Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(5)
Equity	Common Stock, $0.0001 par value per share, reserved for issuance under the Plan (as defined below)	457(h)	655,698	$1.85(3)	$1,211,665	.0000927	$112
Equity	Common Stock, $0.0001 par value per share, issuable pursuant to outstanding options under the Plan	457(h)	653,161	$2.93(4)	$1,913,426	.0000927	$178
Equity	Common Stock, $0.0001 par value per share, underlying restricted stock awards issued under the plan	457(h)	24,103	$1.85(3)	$44,540	.0000927	$4
Total Offering Amounts					$3,169,631		$294
Total Fee Offsets							___
Net Fee Due							$294

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of additional shares of common stock, $0.0001 par value per share (the “Common Stock”) of NeuBase Therapeutics, Inc. (the “Registrant”) that become issuable under the Registrant’s 2019 Stock Incentive Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2) Represents shares of Common Stock that were added to the shares available for issuance under the Plan on October 1, 2021 pursuant to the automatic increase feature of the Plan, which provides that the number of shares reserved for issuance under the Plan will automatically increase on October 1st of each year for ten years, starting on October 1, 2019 and ending on (and including) October 1, 2028, by the lesser of (a) four percent (4.0%) of the total number of the Registrant’s Common Stock outstanding as of September 30th of the immediately preceding fiscal year and (b) such number of shares of Common Stock determined by the Registrant’s board of directors. Also represents 24,103 shares of Common Stock that were added to the shares available for issuance under the Plan on October 1, 2020, which are subject to outstanding restricted stock awards.

(3) Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) and (h) under the Securities Act using the average of the high and low sale prices of the Common Stock as reported on The NASDAQ Capital Market on April 4, 2022, which was $1.85 per share of Common Stock.

(4) Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) and (h) under the Securities Act, based upon the weighted average exercise price of $2.96 of the outstanding but unexercised stock options previously granted under the Plan.

(5) The registrant does not have any fee offsets.